Sound Financial Bancorp, Inc. Q2 2023 Results
Seattle, WA, July 25, 2023 — Sound Financial Bancorp, Inc. (the "Company") (Nasdaq: SFBC), the holding company for Sound Community Bank (the "Bank"), today reported net income of $2.9 million for the quarter ended June 30, 2023, or $1.11 diluted earnings per share, as compared to net income of $2.2 million, or $0.83 diluted earnings per share, for the quarter ended March 31, 2023, and $1.6 million, or $0.61 diluted earnings per share, for the quarter ended June 30, 2022. The Company also announced today that its Board of Directors declared a cash dividend on Company common stock of $0.19 per share, payable on August 23, 2023 to stockholders of record as of the close of business on August 9, 2023.

Comments from the President and Chief Executive Officer
“Strong earnings for the quarter were fueled by both a recovery from credit losses and a non-recurring death benefit payment received from bank-owned life insurance. While both loans and deposits declined this quarter, the loan contraction was primarily the result of decreases in commercial construction loans based on successful completion of projects,” remarked Laurie Stewart, President and Chief Executive Officer. "Deposit balances increased during the first quarter, but seasonal outflows for tax and business planning needs, primarily by our business clients in the second quarter, offset the earlier gains. As a result our loan-to-deposit ratio remained at 104%," concluded Ms. Stewart.

Q2 2023 Financial Performance
Total assets increased $6.4 million or 0.6% to $1.01 billion at June 30, 2023, from $1.00 billion at March 31, 2023, and increased $73.8 million or 7.9% from $937.0 million at June 30, 2022.
Net interest income decreased $627 thousand or 6.7% to $8.7 million for the quarter ended June 30, 2023, from $9.4 million for the quarter ended March 31, 2023, and increased $352 thousand or 4.2% from $8.4 million for the quarter ended June 30, 2022.

Net interest margin ("NIM"), annualized, was 3.71% for the quarter ended June 30, 2023, compared to 4.01% for the quarter ended March 31, 2023 and 3.82% for the quarter ended June 30, 2022.
Loans held-for-portfolio decreased $15.1 million or 1.7% to $855.4 million at June 30, 2023, compared to $870.5 million at March 31, 2023, and increased $49.4 million or 6.1% from $806.1 million at June 30, 2022.

A $331 thousand reversal of credit losses was recorded for the quarter ended June 30, 2023, compared to a $10 thousand provision for credit losses for the quarter ended March 31, 2023 and a $592 thousand provision for credit losses for the quarter ended June 30, 2022. At June 30, 2023, the allowance for credit losses on loans to total nonperforming loans was 543.94%.

Total deposits decreased $19.4 million or 2.3% to $822.3 million at June 30, 2023, from $841.6 million at March 31, 2023, and increased $36.3 million or 4.6% from $786.0 million at June 30, 2022. Noninterest-bearing deposits decreased $14.6 million or 8.4% to $158.5 million at June 30, 2023 compared to $173.1 million at March 31, 2023, and decreased $28.1 million or 15.1% compared to $186.6 million at June 30, 2022.

Loan-to-deposit ratio was 104% at June 30, 2023, compared to 104% at March 31, 2023 and 103% at June 30, 2022.
Earnings on bank-owned life insurance (“BOLI”) were $718 thousand for the quarter ended June 30, 2023, compared to $151 thousand for the quarter ended March 31, 2023 and a loss of $35 thousand for the quarter ended June 30, 2022. The current quarter earnings included a non-recurring death benefit related to our BOLI policies.

Net gain on sale of loans was $110 thousand for the quarter ended June 30, 2023, compared to $78 thousand for the quarter ended March 31, 2023 and $84 thousand for the quarter ended June 30, 2022.
Total nonperforming loans increased $218 thousand or 16.8% to $1.5 million at June 30, 2023, from $1.3 million at March 31, 2023, and decreased $3.0 million or 66.5% from $4.5 million at June 30, 2022. Nonperforming loans to total loans were 0.18% and the allowance for credit losses on loans to total loans outstanding was 0.96% at June 30, 2023.

The Bank continued to maintain capital levels in excess of regulatory requirements and was categorized as "well-capitalized" at June 30, 2023.

Operating Results

Net interest income decreased $627 thousand, or 6.7%, to $8.7 million for the quarter ended June 30, 2023, compared to $9.4 million for the quarter ended March 31, 2023, and increased $352 thousand, or 4.2%, from $8.4 million for the quarter ended June 30, 2022. The decrease in the current quarter compared to the prior quarter, was primarily the result of rates paid on and balances of certificate accounts increasing faster than we were able to redeploy the funds into higher earning assets. The increase compared to the second quarter of 2022 was primarily the result of a higher average balance of and yield earned on average interest-earning assets, partially offset by a higher average balance of and rate paid on average interest-bearing liabilities.
Interest income increased $238 thousand, or 2.0%, to $12.4 million for the quarter ended June 30, 2023, compared to $12.2 million for the quarter ended March 31, 2023, and increased $3.4 million, or 38.1%, from $9.0 million for the quarter ended June 30, 2022. The increase from the prior quarter was primarily due to a three basis point increase in the average yield on loans and a 36 basis point increase in the average yield on investments and interest-bearing cash following continued increases in the targeted federal funds rate, partially offset by lower average balances of loans and investments and interest-bearing cash. The increase in interest income from the same quarter last year was due primarily to higher average loan balances, a 64 basis point increase in the average loan yield and a 354 basis point increase in the average yield on investments and interest-bearing cash, partially offset by a lower average balance of investments and interest-bearing cash.
Interest income on loans increased $170 thousand, or 1.5%, to $11.6 million for the quarter ended June 30, 2023, compared to $11.4 million for the quarter ended March 31, 2023, and increased $2.9 million, or 32.8%, from $8.7 million for the quarter ended June 30, 2022. The average balance of total loans was $866.4 million for the quarter ended June 30, 2023, compared to $867.7 million for the quarter ended March 31, 2023 and $741.6 million for the quarter ended June 30, 2022. The average yield on total loans was 5.35% for the quarter ended June 30, 2023, compared to 5.32% for the quarter ended March 31, 2023 and 4.70% for the quarter ended June 30, 2022. The increase in the average loan yield during the current quarter compared to the prior quarter and second quarter of 2022 was primarily due to variable rate loans adjusting to higher market interest rates and new loan originations at higher interest rates. Interest income on investments and interest-bearing cash increased $68 thousand to $861 thousand for the quarter ended June 30, 2023, compared to $793 thousand for the quarter ended March 31, 2023, and increased $572 thousand from $289 thousand for the quarter ended June 30, 2022, due to a higher average yield on investments and interest-bearing cash, partially offset by a lower average balance as excess cash liquidity was deployed into loans during the past year.
Interest expense increased $865 thousand, or 30.9%, to $3.7 million for the quarter ended June 30, 2023, from $2.8 million for the quarter ended March 31, 2023, and increased $3.1 million, or 517.5%, from $594 thousand for the quarter ended June 30, 2022. The increase in interest expense during the current quarter from the prior quarter was primarily the result of a $33.2 million increase in the average balance of certificate accounts, as well as higher average rates paid on all interest-bearing deposits, (other than demand and NOW accounts), partially offset by a $27.1 million decrease in the average balance of interest-bearing deposits other than certificate accounts and a $3.2 million decrease in the average balance of borrowings, which were comprised of Federal Home Loan Bank ("FHLB") advances. The increase in interest expense during the current quarter from the comparable period a year ago was primarily the result of a $45.7 million increase in the average balance of borrowings and a $183.8 million increase in the average balance of certificate accounts, as well as higher average rates paid on all interest-bearing liabilities (excluding subordinate notes), partially offset by a $129.0 million decrease in the average balance of interest-bearing deposits other than certificate accounts. The average cost of FHLB advances increased to 4.56% for the quarter ended June 30, 2023, from 4.51% for the quarter ended March 31, 2023, from 1.99% for the quarter ended June 30, 2022. The average balance of our total borrowings, which included FHLB advances and subordinated notes, increased $3.2 million to $59.8 million from $56.6 million for the quarter ended March 31, 2023, as we used FHLB advances to supplement the decrease in deposits during the quarter, and the average balance of our total borrowings increased $45.8 million from $14.1 million for the quarter ended June 30, 2022 as we used FHLB advances to fund loan growth.
NIM (annualized) was 3.71% for the quarter ended June 30, 2023, compared to 4.01% for the quarter ended March 31, 2023 and 3.82% for the quarter ended June 30, 2022. The decrease in NIM from the prior quarter was primarily due to the cost of funding increasing at a faster pace than the yield earned on interest-earning assets, driven by the higher average balance of certificate accounts at higher interest rates. The increase from the same quarter a year ago was the result of an increase in interest income on interest-earning assets, driven by the higher average balance of and yield earned on loans, partially offset by an increase in the cost of funding.

A release of credit losses of $331 thousand was recorded for the quarter ended June 30, 2023, consisting of a release of credit losses on loans of $242 thousand and a release of reserve for unfunded loan commitments of $89 thousand. This compared to a provision for credit losses of $10 thousand for the quarter ended March 31, 2023, consisting of a provision for loan losses of $245 thousand and a release of the reserve for unfunded loan commitments of $235 thousand, and a provision for credit losses of $592 thousand for the quarter ended June 30, 2022, consisting of a provision for loan losses of $600 thousand and a release of the reserve for unfunded loan commitments of $8 thousand. The Company adopted the CECL standard as of January 1, 2023. All amounts prior to January 1, 2023 reflect our use of the incurred loss methodology to compute our allowance for credit losses, which is not directly comparable to the new, current expected credit loss methodology. The decrease in the provision for credit losses for the quarter ended June 30, 2023 compared to the quarter ended March 31, 2023 resulted primarily from the decrease in our loans held-for-portfolio, with most of the decline occurring within our commercial construction portfolio as projects were completed. In addition, expected loss estimates consider various factors including customer specific information, changes in risk ratings, projected delinquencies, and the impact of economic conditions on borrowers' ability to repay.
Noninterest income increased $876 thousand, or 86.3%, to $1.9 million for the quarter ended June 30, 2023, compared to $1.0 million for both the quarter ended March 31, 2023, and the quarter ended June 30, 2022. The increase from both prior periods was primarily related to $568 thousand in earnings on death benefits paid under our BOLI policies and an insurance settlement received during the current quarter on a prior OREO property included in service charges and fee income. Additionally, the increase in noninterest income from the prior quarter was due to a $236 thousand increase in the fair value adjustment on mortgage servicing rights. The increase in noninterest income from the comparable period in 2022 was also the result of a $26 thousand increase in net gain on sale of loans as a result of an increase in the amount of loans originated for sale and a $39 thousand increase in the fair value adjustment on mortgage servicing rights, partially offset by a decrease in our mortgage servicing income due to the size of the servicing portfolio shrinking at a faster rate than we can replace the loans due to the current interest rate environment. Loans sold during the quarter ended June 30, 2023, totaled $6.2 million, compared to $3.9 million and $2.9 million of loans sold during the quarters ended March 31, 2023 and June 30, 2022, respectively.

Noninterest expense decreased $118 thousand, or 1.5%, to $7.5 million for the quarter ended June 30, 2023, compared to $7.6 million for the quarter ended March 31, 2023, and increased $705 thousand, or 10.4%, from $6.8 million for the quarter ended June 30, 2022. The decrease from the quarter ended March 31, 2023 was primarily a result of lower stock compensation expense due to annual grants occurring during the first quarter of the year, partially offset by higher medical expense as a result of an increase in claims. Data processing expense decreased as a result of the full recovery of the write off of one large project during the first quarter of 2023. The increase in noninterest expense compared to the quarter ended June 30, 2022 was primarily due to an increase in salaries and benefits of $731 thousand reflecting higher wages, lower deferred compensation and higher medical expense, partially offset by a decrease in incentive compensation as a result of a lower percentage earned on loans originated, changes to incentive compensation programs, such as the addition of non-production performance requirements, and lower commission expense related to a decline in mortgage originations. Data processing expense decreased as a result of the recovery of expenses written off in the first quarter of 2023, partially offset by higher expenses as a result of increased data processing costs related to inflationary increases.

Balance Sheet Review, Capital Management and Credit Quality

Assets at June 30, 2023 totaled $1.01 billion, compared to $1.00 billion at March 31, 2023 and $937.0 million at June 30, 2022. The increase in total assets from March 31, 2023 was primarily due to an increase in cash and cash equivalents, partially offset by a decrease in loans held-for-portfolio. The increase from one year ago was primarily a result of increases in loans held-for-portfolio, partially offset by lower balances in cash and cash equivalents and investment securities.
Cash and cash equivalents increased $18.6 million, or 22.8%, to $100.2 million at June 30, 2023, compared to $81.6 million at March 31, 2023, and increased $20.1 million, or 25.1%, from $80.1 million at June 30, 2022, consistent with management's strategy to increase liquidity in light of the recent volatility in the banking sector. The increase from the prior quarter-end was primarily due to an increase in FHLB advances and a decrease in loans held-for-portfolio, partially offset by a decrease in deposits. The increase from one year ago was primarily due to increases in deposits and FHLB advances, partially offset by an increase in loans held-for-portfolio.
Investment securities decreased $211 thousand, or 2.0%, to $10.6 million at June 30, 2023, compared to $10.8 million at March 31, 2023, and decreased $1.0 million, or 8.8%, from $11.6 million at June 30, 2022. Held-to-maturity securities totaled $2.2 million at June 30, 2023, March 31, 2023, and June 30, 2022. Available-for-sale securities totaled $8.4 million at June 30, 2023, compared to $8.6 million at March 31, 2023 and $9.4 million at June 30, 2022. The decrease in available-for-sale securities from the prior quarter-end was primarily due to regularly scheduled payments, partially offset by a lower net unrealized losses resulting from an increase in market values during the quarter. The decrease from one year ago was primarily due to the call of one municipal bond in the fourth quarter of 2022, regularly scheduled payments and maturities, and net unrealized losses resulting from the increases in market interest rates during the past 12 months.
Loans held-for-portfolio decreased to $855.4 million at June 30, 2023, from $870.5 million at March 31, 2023 and $806.1 million at June 30, 2022. The decrease in loans held-for-portfolio at June 30, 2023, compared to March 31, 2023, primarily resulted from decreases in all real estate loans (excluding home equity), commercial business loans and floating home loans, with the largest decreases occurring in commercial and multifamily loans and construction and land loans. The decreases in commercial and multifamily loans and construction and land loans from March 31, 2023 primarily resulted from the completion of commercial construction projects and the repayment of a large multifamily loan. These decreases were partially offset by increases in manufactured homes and other consumer loans. The increase in loans held-for-portfolio at June 30, 2023, compared to one year ago, primarily resulted from increases across all loan categories, excluding commercial and multifamily real estate loans, and other consumer loans. The increase from June 30, 2022 in loans held-for-portfolio primarily resulted from greater economic and lending activity in our market area during the second-half of 2022.
Nonperforming assets (“NPAs”), which are comprised of nonaccrual loans, including nonperforming loan modifications, other real estate owned (“OREO”) and other repossessed assets, increased $218 thousand, or 11.7%, to $2.1 million at June 30, 2023, from $1.9 million at March 31, 2023 and decreased $3.1 million, or 59.6%, from $5.2 million at June 30, 2022. The increase in NPAs from the prior quarter-end was primarily due to the addition of a nonaccrual commercial real estate loan, partially offset by payoffs and normal payment amortization. The decrease from one year ago was primarily due to the payoff of a $2.3 million nonperforming multifamily loan during 2022, the payoff of $1.5 million in nonperforming one-to-four family loans related to a single borrower, the payoff of a $243 thousand other consumer loan, and the write-off of one residential property for $84 thousand, partially offset by additions during the same period.
NPAs to total assets were 0.21%, 0.19% and 0.55% at June 30, 2023, March 31, 2023 and June 30, 2022, respectively. The allowance for credit losses on loans to total loans outstanding was 0.96%, 0.98% and 0.88% at June 30, 2023, March 31, 2023 and June 30, 2022, respectively. Net loan charge-offs for the second quarter of 2023 totaled $73 thousand, compared to $72 thousand for the first quarter of 2023, and $110 thousand for the second quarter of 2022.

The following table summarizes our NPAs at the dates indicated (dollars in thousands):

	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Nonperforming Loans:
One-to-four family	$914	$697	$2,136	$1,960	$1,669
Home equity loans	88	138	142	133	152
Commercial and multifamily	323	—	—	—	2,307
Construction and land	25	322	324	29	30
Manufactured homes	156	134	96	99	117
Other consumer	5	1	262	265	233
Total nonperforming loans	1,511	1,293	2,959	2,486	4,509
OREO and Other Repossessed Assets:
One-to-four family	—	—	84	84	84
Commercial and multifamily	575	575	575	575	575
Total OREO and repossessed assets	575	575	659	659	659
Total NPAs	$2,086	$1,868	$3,618	$3,145	$5,168

Percentage of Nonperforming Loans:
One-to-four family	43.8%	37.3%	59.0%	62.3%	32.3%
Home equity loans	4.2	7.4	3.9	4.2	2.9
Commercial and multifamily	15.5	—	—	—	44.7
Construction and land	1.2	17.3	9.0	0.9	0.6
Manufactured homes	7.5	7.2	2.7	3.2	2.3
Other consumer	0.2	—	7.2	8.4	4.5
Total nonperforming loans	72.4	69.2	81.8	79.0	87.3
Percentage of OREO and Other Repossessed Assets:
One-to-four family	—	—	2.3	2.7	1.6
Commercial and multifamily	27.6	30.8	15.9	18.3	11.1
Total OREO and repossessed assets	27.6	30.8	18.2	21.0	12.7
Total NPAs	100.0%	100.0%	100.0%	100.0%	100.0%

The following table summarizes the allowance for credit losses at the dates and for the periods indicated (dollars in thousands, unaudited):

	At or For the Quarter Ended:
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Allowance for Credit Losses on Loans
Balance at beginning of period	$8,532	$7,599	$7,489	$7,117	$6,407
Adoption of ASU 2016-13(1)	—	760	—	—	—
(Reversal of) provision for credit losses during the period	(242)	245	125	375	600
Net (charge-offs)/recoveries during the period	(73)	(72)	(15)	(3)	110
Balance at end of period	$8,217	$8,532	$7,599	$7,489	$7,117
Reserve for unfunded loan commitments
Balance at beginning of period	$795	$335	$382	$411	$419
Adoption of ASU 2016-13(1)	—	695	—	—	—
Provision for (reversal of) credit losses	(89)	(235)	(47)	(29)	(8)
Balance at end of period	706	795	335	382	411
Allowance for credit losses	$8,923	$9,327	$7,934	$7,871	$7,528
Allowance for credit losses on loans to total loans	0.96%	0.98%	0.88%	0.88%	0.88%
Allowance for credit losses to total loans	1.04%	1.07%	0.92%	0.92%	0.93%
Allowance for credit losses on loans to total nonperforming loans	543.81%	659.86%	256.81%	301.25%	157.84%
Allowance for credit losses to total nonperforming loans	590.54%	721.46%	268.14%	316.60%	166.97%
(1)    Represents the impact of adopting ASU 2016-13, Financial Instruments — Credit Losses on January 1, 2023. Since that date, as a result of adopting ASU 2016-13, our methodology to compute our allowance for credit losses has been based on a current expected credit loss methodology, rather than the previously applied incurred loss methodology.

Deposits decreased $19.4 million, or 2.3%, to $822.3 million at June 30, 2023, from $841.6 million at March 31, 2023 and increased $36.3 million, or 4.6%, from $786.0 million at June 30, 2022. The decrease in deposits compared to the prior quarter-end was primarily a result of decreases in noninterest-bearing, interest-bearing and savings accounts, partially offset by higher balances in certificate and money market accounts. The overall decrease was largely driven by seasonal payments made for federal, state and employment taxes in April and a decrease in escrow custodial accounts. The increase in our deposits compared to one year ago was mainly a result of an increase in certificate accounts, which was primarily used to fund organic loan growth. Our noninterest-bearing deposits decreased $14.6 million, or 8.4%, to $158.5 million at June 30, 2023, compared to $173.1 million at March 31, 2023 and decreased $28.1 million, or 15.1%, from $186.6 million at June 30, 2022. Noninterest-bearing deposits represented 19.3%, 20.6% and 23.7% of total deposits at June 30, 2023, March 31, 2023 and June 30, 2022, respectively.
There were $60.0 million of outstanding FHLB advances at June 30, 2023, as compared to $35.0 million at March 31, 2023 and $30.0 million at June 30, 2022. FHLB advances are primarily used to support organic loan growth and to maintain liquidity ratios in line with our asset/liability objectives. Of the $60.0 million of FHLB advances outstanding at June 30, 2023, $20.0 million were overnight advances and $40.0 million were long-term with maturities ranging from late 2024 through early 2028. Subordinated notes, net totaled $11.7 million at each of June 30, 2023, March 31, 2023 and June 30, 2022.
Stockholders’ equity totaled $99.9 million at June 30, 2023, an increase of $1.3 million, or 1.3%, from $98.6 million at March 31, 2023, and an increase of $6.9 million, or 7.4%, from $93.1 million at June 30, 2022. The increase in stockholders’ equity from March 31, 2023 was primarily the result of $2.9 million of net income earned during the current quarter, a $60 thousand decrease in accumulated other comprehensive loss, net of tax, and $56 thousand in proceeds from exercises of stock options, partially offset by $1.2 million in stock repurchases and the payment of $494 thousand in cash dividends to Company stockholders. In addition, stockholders' equity at both June 30, 2023 and March 31, 2023 was negatively impacted by the adoption of CECL in the first quarter of 2023, which resulted in an after-tax decrease to opening retained earnings of $1.1 million.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one loan production office located in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

When used in this press release and in documents filed or furnished by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors listed below or because of other factors that we cannot foresee that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Factors which could cause actual results to differ materially, include, but are not limited to: potential adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation or deflation, a potential recession or slowed economic growth caused by increasing political instability from acts of war including Russia's invasion of Ukraine, as well as supply chain disruptions; higher inflation and impact of current and future monetary policies of the Federal Reserve in response thereto; the impact of bank failures or adverse developments at other banks and related negative press about the banking indusrty in general on investor and depositor sentiment; changes in consumer spending, borrowing and savings habits; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; results of examinations of the Company or the Bank by their regulators; increased competition; changes in management's business strategies; legislative changes; changes in the regulatory and tax environments in which the Company operates; and other factors described in the Company's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission, which are available at www.soundcb.com and on the SEC's website at www.sec.gov. The risks inherent in these factors could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company and could negatively affect the Company's operating and stock performance.

The Company does not undertake—and specifically disclaims any obligation—to revise any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statement.

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Interest income	$12,412	$12,174	$11,819	$10,776	$8,986
Interest expense	3,668	2,803	2,131	1,179	594
Net interest income	8,744	9,371	9,688	9,597	8,392
(Release of) provision for credit losses(1)	(331)	10	78	346	592
Net interest income after (release of) provision for credit losses	9,075	9,361	9,610	9,251	7,800
Noninterest income:
Service charges and fee income	670	581	618	604	596
Earnings (loss) on bank-owned life insurance	718	151	175	59	(35)
Mortgage servicing income	297	299	303	306	313
Fair value adjustment on mortgage servicing rights	96	(140)	(127)	9	57
Net gain on sale of loans	110	78	49	48	84
Total noninterest income	1,891	969	1,018	1,026	1,015
Noninterest expense:
Salaries and benefits	4,700	4,485	4,234	4,044	3,969
Operations	1,491	1,441	1,536	1,610	1,436
Regulatory assessments	154	153	136	116	99
Occupancy	435	459	418	447	439
Data processing	788	993	841	848	849
Total noninterest expense	7,497	7,615	7,165	7,065	6,792
Income before provision for income taxes	3,469	2,715	3,463	3,212	2,023
Provision for income taxes	577	547	539	666	409
Net income	$2,892	$2,168	$2,924	$2,546	$1,614
(1)    Amounts for periods prior to January 1, 2023 include the reclassification of the provision for (release of) unfunded loan commitment expense from operations expense for comparability purposes. However, these prior period amounts were calculated using the previously applied incurred loss methodology, rather than the current expected credit loss methodology adopted on January 1, 2023, and the balances are not directly comparable.

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Six Months Ended June 30,
	2023	2022
Interest income	$24,586	$17,199
Interest expense	6,470	1,189
Net interest income	18,116	16,010
(Release of) provision for credit losses(1)	(321)	725
Net interest income after (release of) provision for credit losses	18,437	15,285
Noninterest income:
Service charges and fee income	1,251	1,146
Earnings on bank-owned life insurance	868	(14)
Mortgage servicing income	596	633
Fair value adjustment on mortgage servicing rights	(44)	325
Net gain on sale of loans	187	450
Total noninterest income	2,858	2,540
Noninterest expense:
Salaries and benefits	9,185	8,137
Operations	2,933	2,743
Regulatory assessments	307	200
Occupancy	894	872
Data processing	1,780	1,670
Net gain on OREO and repossessed assets	13	—
Total noninterest expense	15,112	13,622
Income before provision for income taxes	6,183	4,203
Provision for income taxes	1,124	867
Net income	$5,059	$3,336
(1)Amounts for the six months ended June 30, 2022 include the reclassification of the provision for (release of) unfunded loan commitment expense from operations expense for comparability purposes. However, the prior period amount was calculated using the previously applied incurred loss methodology, rather than the current expected credit loss methodology adopted on January 1, 2023, and the balance is not directly comparable.

CONSOLIDATED BALANCE SHEET
(Dollars in thousands, unaudited)

	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
ASSETS
Cash and cash equivalents	$100,169	$81,580	$57,836	$76,064	$80,051
Available-for-sale securities, at fair value	8,398	8,601	10,207	10,396	9,382
Held-to-maturity securities, at amortized cost	2,182	2,190	2,199	2,207	2,215
Loans held-for-sale	1,716	1,414	—	1,908	100
Loans held-for-portfolio	855,429	870,545	865,981	851,447	806,078
Allowance for credit losses - loans	(8,217)	(8,532)	(7,599)	(7,489)	(7,117)
Total loans held-for-portfolio, net	847,212	862,013	858,382	843,958	798,961
Accrued interest receivable	3,100	3,152	3,083	2,809	2,350
Bank-owned life insurance, net	21,550	21,465	21,314	21,140	21,081
Other real estate owned ("OREO") and other repossessed assets, net	575	575	659	659	659
Mortgage servicing rights, at fair value	4,726	4,587	4,687	4,787	4,754
Federal Home Loan Bank ("FHLB") stock, at cost	3,583	2,583	2,832	2,897	2,317
Premises and equipment, net	5,321	5,370	5,513	5,505	5,632
Right-of-use assets	4,966	5,200	5,102	5,319	5,548
Other assets	7,276	5,633	4,537	4,597	3,954
TOTAL ASSETS	$1,010,774	$1,004,363	$976,351	$982,246	$937,004
LIABILITIES
Interest-bearing deposits	$663,765	$668,568	$635,567	$623,122	$599,377
Noninterest-bearing deposits	158,488	173,079	173,196	192,275	186,609
Total deposits	822,253	841,647	808,763	815,397	785,986
Borrowings	60,000	35,000	43,000	44,500	30,000
Accrued interest payable	619	385	395	109	194
Lease liabilities	5,306	5,543	5,448	5,749	5,980
Other liabilities	10,243	9,398	8,318	8,071	9,210
Advance payments from borrowers for taxes and insurance	732	2,099	1,046	1,799	922
Subordinated notes, net	11,697	11,686	11,676	11,665	11,655
TOTAL LIABILITIES	910,850	905,758	878,646	887,290	843,947
STOCKHOLDERS' EQUITY:
Common stock	25	26	26	26	26
Additional paid-in capital	28,070	28,251	28,004	27,886	27,777
Retained earnings	72,923	71,362	70,792	68,309	66,203
Accumulated other comprehensive loss, net of tax	(1,094)	(1,034)	(1,117)	(1,265)	(949)
TOTAL STOCKHOLDERS' EQUITY	99,924	98,605	97,705	94,956	93,057
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,010,774	$1,004,363	$976,351	$982,246	$937,004

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Annualized return on average assets	1.17%	0.88%	1.16%	1.04%	0.70%
Annualized return on average equity	11.66	8.88	11.94	10.61	6.86
Annualized net interest margin(1)	3.71	4.01	4.05	4.13	3.83
Annualized efficiency ratio(2)	70.49%	73.65%	66.93%	66.51%	72.20%
(1)Net interest income divided by average interest earning assets.
(2)Noninterest expense divided by total revenue (net interest income and noninterest income).

PER COMMON SHARE DATA
(unaudited)

	At or For the Quarter Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Basic earnings per share	$1.12	$0.84	$1.13	$0.99	$0.62
Diluted earnings per share	$1.11	$0.83	$1.12	$0.97	$0.61
Weighted-average basic shares outstanding	2,574,677	2,578,413	2,565,407	2,562,551	2,584,179
Weighted-average diluted shares outstanding	2,591,233	2,604,043	2,600,905	2,597,690	2,615,299
Common shares outstanding at period-end	2,573,223	2,601,443	2,583,619	2,581,949	2,578,595
Book value per share	$38.83	$37.90	$37.82	$36.78	$36.09

AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE RATE PAID
(Dollars in thousands, unaudited)

The following tables present, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Income and yields on tax-exempt obligations have not been computed on a tax equivalent basis. All average balances are daily average balances. Nonaccrual loans have been included in the table as loans carrying a zero yield for the period they have been on nonaccrual (dollars in thousands).

	Three Months Ended
	June 30, 2023			March 31, 2023			June 30, 2022
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$866,438	$11,551	5.35%	$867,724	$11,381	5.32%	$741,626	$8,697	4.70%
Investments and interest-bearing cash	79,001	861	4.37%	80,244	793	4.01%	138,943	289	0.83%
Total interest-earning assets	$945,439	$12,412	5.27%	$947,968	$12,174	5.21%	$880,569	$8,986	4.09%
Interest-Bearing Liabilities:
Savings and money market accounts	$163,165	$350	0.86%	$164,270	$93	0.23%	$195,339	$29	0.06%
Demand and NOW accounts	215,120	182	0.34%	241,088	267	0.45%	311,941	125	0.16%
Certificate accounts	279,774	2,421	3.47%	246,578	1,776	2.92%	95,974	260	1.09%
Subordinated notes	11,693	168	5.76%	11,683	168	5.83%	11,648	168	5.79%
Borrowings	48,138	547	4.56%	44,911	499	4.51%	2,418	12	1.99%
Total interest-bearing liabilities	$717,890	3,668	2.05%	$708,530	2,803	1.60%	$617,320	594	0.39%
Net interest income/spread		$8,744	3.22%		$9,371	3.60%		$8,392	3.71%
Net interest margin			3.71%			4.01%			3.82%

Ratio of interest-earning assets to interest-bearing liabilities	132%			134%			143%
Noninterest-bearing deposits	$159,284			$172,805			$192,843
Total deposits	817,343	$2,953	1.45%	824,741	$2,136	1.05%	796,097	$414	0.21%
Total funding (1)	877,174	3,668	1.68%	881,335	2,803	1.29%	810,163	594	0.29%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

	Six Months Ended
	June 30, 2023			June 30, 2022
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$867,078	$22,932	5.33%	$718,402	$16,772	4.71%
Investments and interest-bearing cash	78,499	1,654	4.25%	162,304	427	0.53%
Total interest-earning assets	$945,577	$24,586	5.24%	$880,706	$17,199	3.94%
Interest-Bearing Liabilities:
Savings and money market accounts	$163,714	$477	0.59%	$195,731	$59	0.06%
Demand and NOW accounts	228,032	414	0.37%	313,552	247	0.16%
Certificate accounts	263,268	4,197	3.21%	99,127	535	1.09%
Subordinated notes	11,688	336	5.80%	11,643	336	5.82%
Borrowings	46,533	1,046	4.53%	1,215	12	1.99%
Total interest-bearing liabilities	$713,235	6,470	1.83%	$621,268	1,189	0.39%
Net interest income/spread		$18,116	3.41%		$16,010	3.55%
Net interest margin			3.86%			3.67%

Ratio of interest-earning assets to interest-bearing liabilities	133%			142%
Noninterest-bearing deposits	$166,007			$193,695
Total deposits	821,021	$5,088	1.25%	802,105	$841	0.21%
Total funding (1)	879,242	6,470	1.48%	814,963	1,189	0.29%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

LOANS
(Dollars in thousands, unaudited)

	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Real estate loans:
One-to-four family	$273,720	$274,687	$274,638	$270,009	$250,295
Home equity	19,760	19,631	19,548	17,642	16,374
Commercial and multifamily	301,828	307,558	313,358	315,677	307,462
Construction and land	117,382	125,983	116,878	112,980	101,394
Total real estate loans	712,690	727,859	724,422	716,308	675,525
Consumer Loans:
Manufactured homes	31,619	27,904	26,953	25,375	23,264
Floating homes	70,596	73,579	74,443	69,968	66,573
Other consumer	17,915	17,378	17,923	17,565	18,076
Total consumer loans	120,130	118,861	119,319	112,908	107,913
Commercial business loans	23,939	25,192	23,815	23,986	24,302
Total loans	856,759	871,912	867,556	853,202	807,740
Less:
Premiums	884	946	973	984	1,010
Deferred fees, net	(2,214)	(2,313)	(2,548)	(2,739)	(2,672)
Allowance for credit losses - loans	(8,217)	(8,532)	(7,599)	(7,489)	(7,117)
Total loans held-for-portfolio, net	$847,212	$862,013	$858,382	$843,958	$798,961

DEPOSITS
(Dollars in thousands, unaudited)

	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Noninterest-bearing	$158,488	$173,079	$173,196	$192,275	$186,609
Interest-bearing	208,571	235,836	254,982	284,267	312,439
Savings	79,349	83,991	95,641	99,602	103,311
Money market	87,360	77,624	74,639	84,692	87,672
Certificates	288,485	271,117	210,305	154,561	95,955
Total deposits	$822,253	$841,647	$808,763	$815,397	$785,986

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Total nonperforming loans	$1,511	$1,293	$2,958	$2,486	$4,509
OREO and other repossessed assets	575	575	659	659	659
Total nonperforming assets	$2,086	$1,868	$3,617	$3,145	$5,168
Net (charge-offs) recoveries during the quarter	$(73)	$(72)	$(15)	$(3)	$110
(Release of) provision for credit losses during the quarter	(331)	10	78	346	592
Allowance for credit losses - loans	8,217	8,532	7,599	7,489	7,117
Allowance for credit losses - loans to total loans	0.96%	0.98%	0.88%	0.88%	0.88%
Allowance for credit losses - loans to total nonperforming loans	543.94%	659.83%	256.89%	301.25%	157.84%
Nonperforming loans to total loans	0.18%	0.15%	0.34%	0.29%	0.56%
Nonperforming assets to total assets	0.21%	0.19%	0.37%	0.32%	0.55%

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

Total loans to total deposits	104.20%	103.60%	107.27%	104.64%	102.77%
Noninterest-bearing deposits to total deposits	19.27%	20.56%	21.41%	23.58%	23.74%

Average total assets for the quarter	$992,822	$996,516	$996,042	$969,254	$920,984
Average total equity for the quarter	$99,503	$99,028	$97,119	$95,244	$94,397

Contact

Financial:
Wes Ochs
Executive Vice President/CFO
(206) 436-8587

Media:
Laurie Stewart
President/CEO
(206) 436-1495